Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SIMILARWEB LTD.
AS AMENDED ON OCTOBER 15, 2020
PRELIMINARY
1.    DEFINITIONS.
1.1    Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article, unless inconsistent with the context:

TERM	DEFINITION
Alliance	Anglo-Peacock Nominees Limited or any Permitted Transferee thereof.
Articles	These Articles of Association as amended from time to time by a Shareholders’ resolution as provided for herein.
as converted basis	The number of Ordinary Shares issued and outstanding as of the time of the applicable calculation, treating for this purpose as outstanding, the maximum number of Ordinary Shares that would have been issued if all then issued and outstanding Preferred Shares had been converted into Ordinary Shares in accordance with the terms of these Articles (assuming the satisfaction of any conditions to convertibility).
Board of Directors; Board	The Board of Directors of the Company.
Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).
Company	SimilarWeb Ltd.
Companies Law	The Companies Law, 5759-1999, and the regulation promulgated thereunder, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.
Control	means: (a) the ownership of more than 50% of the equity securities (or similar interest) and voting rights of a company or other entity; or (b) the right to appoint more than 50% of the members of a board of directors (or similar governing body) of such company or entity.

TERM	DEFINITION
Deemed Liquidation Event	Subject to and without derogating from the consents required under Article 38, each of the following shall be considered a Deemed Liquidation Event: (i) any voluntary or involuntary bankruptcy, liquidation, dissolution, or winding up of the Company; or (ii) a merger, reorganization or consolidation or any other similar transaction or acquisition of the Company (other than pursuant to a bona fide equity financing), as a result of which the Shareholders prior to such event do not own, by virtue of their shareholdings in the Company prior to such event, a majority of the voting shares of the surviving entity (which surviving entity may be the Company) or acquiring entity or the parent company of such surviving or acquiring entity, or (iii) the disposition of all or substantially all of the assets of the Company on a consolidated basis with its subsidiaries (including by way of a grant of an exclusive license or lease to all or substantially all of the Company's or any subsidiary's intellectual property), or (iv) a sale or other disposition of all or substantially all of the shares (including without limitation by way of repurchase or redemption by the Company) or a sale or any other transaction or series of related transactions in which all or substantially all of the issued and outstanding share capital of the Company is acquired by any Person (other than an IPO or a bona fide equity financing); in each case other than a sale to a wholly owned subsidiary of the Company or a reorganization for the purpose of change of domicile that does not affect, in each case, the percentage ownership interest of the Shareholders, or an issuance of securities by the Company for bona fide equity financing purposes.
Eligible Holder(s)	means a Shareholder holding at least two percent (2%) of the issued and outstanding Shares, on an as-converted basis or one and a half percent (1.5%) in the case of ION.
Founder	Mr. Or Offer.

TERM	DEFINITION
Fully Diluted Basis	means a basis for calculating the issued and outstanding share capital of the Company, whereby one assumes the exercise or conversion into shares of all outstanding options, warrants, convertible debentures, convertible securities or any other securities or contractual rights or power to purchase the Company’s securities existing at the time such calculation is made (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number), excluding, for the sake of clarification, any unallocated options reserved for future grants to employees, officers and consultants of the Company.
Initial C Closing	means the Initial Closing, as defined in the Series C SPA.
ION	means ION Crossover Partners L.P. or any Permitted Transferee thereof.
IPO	means the first sale of the Company’s Ordinary Shares to the public, in a firmly underwritten public offering pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law - 1968 or similar securities laws of another jurisdiction and the listing of such Ordinary Shares for trading on a recognized stock exchange, or the listing thereof on NASDAQ or another recognized, automated quotation system.
IPO Price	As defined in Article 71.3.4.
Junior Preferred Shares	means all Preferred Shares other than the Preferred B Shares and the Preferred C Shares.

TERM	DEFINITION
New Securities
Any shares of the Company, or securities convertible into or exchangeable for any shares of, any kind or class of shares of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase any such shares and any security of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such shares, but excluding: (i) securities issuable upon conversion of Preferred Shares in accordance with Article 71; (ii) securities issued pursuant to the issuance of securities or options to officers, employees or directors of, or consultants and advisors to, the Company or any subsidiary or parent corporation thereof pursuant to stock purchase or stock option plans existing as of the date hereof or thereafter approved by the Board of Directors; (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, options or warrants, outstanding as of the date of the Initial C Closing; (iv) securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, in connection with equipment leases, bank loans or secured debt financing, in each case approved by the Board of Directors, including the affirmative vote of at least two Investor Directors, provided, however, that all issuances pursuant to this clause (iv) shall not exceed more than five (5%) of the issued share capital of the Company in the aggregate; (v) other than with respect to Article 71.3, securities of the Company issued to a Strategic Acquirer (as defined in Article 26) provided, however, that following such issuance the Strategic Acquirer will not hold (beneficially or of record) or have the right to acquire or the right to vote or direct the vote of, Shares or other securities of the Company which constitute, or are convertible into, in the aggregate, more than twenty percent (20%) of the Company’s issued share capital, and which issuance is approved by the Board of Directors, including the affirmative vote of at least two Investor Directors; (vi) securities issued in the acquisition of another company approved by the Board of Directors, including the affirmative vote of at least two Investor Directors; (vii) securities offered to the public pursuant to an IPO; (viii) shares issued pursuant to a subdivision of all of the share

TERM	DEFINITION

capital of the Company (whether by way of stock split or issue of bonus shares) or a Recapitalization Event; (ix) securities issued prior to the Initial C Closing pursuant to the Series B Financing including securities issued prior to the Initial C Closing as a result of the application of the anti-dilution Broad Based Weighted Average Protection set forth in Article 71.3; or (x) securities issued pursuant to the Series C Financing.

NNV	means NNV Holdings B.V., a corporation organized under the laws of the Netherlands or any Permitted Transferee thereof.
Officer (‘Nosei Misra’)	As defined in the Companies Law.
Ordinary Share(s)	As defined in Article 5 below.
Original Issue Price
The “Original Issue Price” means with respect to Preferred C Shares (as defined below) US$8.2147 (subject to adjustment pursuant to the terms of the Series C SPA ), Preferred B Shares (as defined below) US$5.660, with respect to Preferred A-10 Shares (as defined below) US$6.468, with respect to Preferred A-9 Shares (as defined below) US$3.26, with respect to Preferred A-8 Shares (as defined below) US$1.517, with respect to Preferred A-7 Shares (as defined below) US$0.725, with respect to Preferred A-6 Shares (as defined below) US$0.200, with respect to Preferred A-5 Shares (as defined below) US$0.120, with respect to Preferred A-4 Shares (as defined below) US$0.275, with respect to Preferred A-3 Shares (as defined below) US$0.134, with respect to Preferred A-2 Shares (as defined below) US$0.072 and with respect to Preferred A-1 Shares (as defined below) US$0.040 all as may be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like (each a “Recapitalization Event”).

TERM	DEFINITION
Permitted Transferee
(a) with respect to an individual: (i) a legal entity Controlled by such individual; provided that once that individual cease to Control such entity, such entity shall cease to be a Permitted Transferee, and the transferred Securities shall be returned to such individual and (ii) a trustee of a trust established for his/her benefit and/or his/her benefit and the benefit of one or more of his/her parent, spouse, brother, sister, or child; provided that once that individual ceases to be a beneficiary of such trust, such trustee will cease to be a Permitted Transferee and the transferred Securities shall be returned to such individual;
(b) with respect to an incorporated entity (whether company or partnership): (i) in the case of a transferor who is a limited partnership – its limited partners and general partners, or the limited or general partners of such limited or general partners, or any affiliate of any of the above managed by the same management company or managing general partner or by an entity which Controls, is Controlled by, or is under common Control with such management company or managing general partner, or any shareholder, partner or member of such affiliate; (ii) any legal entity which Controls, is Controlled by, or is under common Control with the transferor; or with any of the entities listed in (i) above; or (iii) such entity’s beneficiary (in the event the entity holds the shares as a trustee), or to such entity’s trustee (including the trustee of a voting trust) and the beneficiary of such a trustee.
Any Transfer of Shares to a Permitted Transferee shall only become effective, and any Shares shall only be issued, upon (a) a written notice to the Company of such Transfer; and (b) a written consent of the transferee to be bound by these Articles and any other agreement between the Company and its Shareholders, or any of them, to which such transferor is a party, and, if required by the Company, the execution by the transferee of such agreements.

Person	Any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.
Protected Series C Conversion Price	As defined in Article 71.3.4.

TERM	DEFINITION
Qualified IPO	An IPO at a pre-money company valuation of at least US$650,000,000 in which the net proceeds to the Company are not less than US$75,000,000.
Register of Shareholders	The Register of Shareholders of the Company administered in accordance to Section 127 of the Companies Law.
Relevant Percentage	shall mean 60%; provided that for as long as Viola holds at least 3% of the issued and outstanding share capital of the Company, in the event that an Applicable Liquidation Event (as defined below) reflects a Company valuation of less than $650 million, the Relevant Percentage shall include the holders of a majority of the Preferred B Shares.
Respective Closing	means: (i) in respect of Adjustment Shares issued at the Adjustment Date (as defined in the Series C SPA) in connection with Preferred C Shares issued at the Initial C Closing - the Initial C Closing, and (ii) in respect of Adjustment Shares issued at the Adjustment Date in connection with Preferred C Shares issued at any Additional Closing (as defined in the Series C SPA) – such Additional Closing.
Requisite Majority	means the affirmative vote or written approval of Shareholders holding over 50% of the outstanding share capital, which must include the affirmative vote or written consent of two out of NNV, Alliance, Viola and ION (as long as such party, together with any Permitted Transferees, holds at least (a) 5% of the issued and outstanding share capital of the Company, (b) 3% in the case of Viola and (c) 2% in the case of ION). In the event that the holdings of one of such parties falls below its relevant threshold, the affirmative vote or written approval of Shareholders holding over 50% of the outstanding share capital, which must include the affirmative vote or written consent of two of the other three parties shall be required. In the event that the holdings of two of such parties falls below its relevant threshold, the affirmative vote or written approval of Shareholders holding over 50% of the outstanding share capital, which must include the affirmative vote or written consent of one of the other two parties shall be required and if the holdings of three parties fall below the relevant threshold, a Requisite Majority shall mean the affirmative vote or written approval of Shareholders holding over 50% of the outstanding share capital.

TERM	DEFINITION
RTP Law	The Israeli Restrictive Trade Practices Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder;
Series B Financing	means the issuance of Preferred B Shares pursuant to the Share Purchase Agreement between the Company and the Purchasers as defined therein dated as of March 13, 2017.
Series C Financing
means the issuance of Preferred C Shares pursuant to the Series C Preferred Share Purchase Agreement between the Company and the Purchaser as defined therein dated as of October 12 , 2020 (the “Series C SPA).

Shares	As defined in Article 5 below.
Shareholders	The shareholders of the Company, at any given time.
SPAC Transaction	means an acquisition by, or a merger or similar transaction with, a publicly-traded special purpose acquisition company the shares of which are listed on a stock exchange or other trading market.
Transfer	Any sale, assignment, transfer, pledge, hypothecation, mortgage, disposition or encumbrance in any way.
Triggering IPO	As defined in Article 71.3.4.
Viola	means Viola Growth II (A), L.P and/or Viola Growth II (B), L.P, Viola Partners Fund 4 2013 L.P. and/or VG SW L.P. or any Permitted Transferee thereof, for the avoidance of doubt each of Viola Growth II (A), L.P, Viola Growth II (B), L.P, Viola Partners Fund 4 2013 L.P. and VG SW L.P. shall be deemed a Permitted Transferee of the other.
in writing	Written, printed, photocopied, typed, sent via facsimile or e-mail or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.
1.2    Words denoting the masculine gender shall include the feminine gender.
1.3    Save as aforesaid, any words or expressions defined in the Companies Law or in the Companies Ordinance (New Version), 5743-1983 (to the extent still in effect pursuant to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
1.4    The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.
2.    PRIVATE COMPANY.
The Company is a private company, and accordingly:
2.1    the right to transfer shares is restricted in the manner hereinafter prescribed;

2.2    any invitation to the public to subscribe for any shares or debentures of the Company is prohibited;
2.3    the number of Shareholders at any time (excluding employees and former employees of the Company who have been Shareholders during their employment and remain Shareholders after termination of their employment with the Company) shall not exceed 50; provided, however, that if two or more individuals hold a share or shares of the Company jointly, they shall be deemed to be one Shareholder for purposes of these Articles; and
2.4    all shares held (beneficially or of record), at the time of applicable calculation, by Shareholders who are Permitted Transferees of each other, shall be aggregated together for the purpose of determining the availability to such holders of any rights under these Articles, and such rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are Permitted Transferees of each other.
3.    LIMITED LIABILITY.
The Company is a Limited Liability Company and therefore each Shareholder’s obligations for the Company’s obligations shall be limited to the consideration (including the premium) for which his shares were issued to him, but not less than payment of the par value of the shares held by such Shareholder, subject to the provisions of the Companies Law.
4.    COMPANY'S OBJECTIVES.
The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law. In addition, the Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations as stated in the Companies Law.
5.    SHARE CAPITAL.
5.1    The share capital of the Company is NIS 1,310,540.46 divided into, 6,090,506 Preferred C Shares par value NIS 0.01 each (the “Preferred C Shares”), 8,303,888 Preferred B Shares par value NIS 0.01 each (the “Preferred B Shares”), 3,151,596 Preferred A-10 Shares par value NIS 0.01 each (the “Preferred A-10 Shares”), 4,601,230 Preferred A-9 Shares par value NIS 0.01 each (the “Preferred A-9 Shares”), 5,267,000 Preferred A-8 Shares par value NIS 0.01 each (the “Preferred A-8 Shares”), 4,672,000 Preferred A-7 Shares par value NIS 0.01 each (the “Preferred A-7 Shares”), 465,000 Preferred A-6 Shares par value NIS 0.01 each (the “Preferred A-6 Shares”), 1,247,000 Preferred A-5 Shares par value NIS 0.01 each (the “Preferred A-5 Shares”), 6,599,000 Preferred A-4 Shares par value NIS 0.01 each (the “Preferred A-4 Shares”), 3,929,000 Preferred A-3 Shares par value NIS 0.01 each (the “Preferred A-3 Shares”), 5,051,000 Preferred A-2 Shares par value NIS 0.01 each (the “Preferred A-2 Shares”), 2,500,000 Preferred A-1 Shares par value NIS 0.01 each (the “Preferred A-1 Shares”), and together with the Preferred A-10 Shares, the Preferred A-9 Shares, the Preferred A-8 Shares, the Preferred A-7 Shares, the Preferred A-6 Shares, the Preferred A-5 Shares, the Preferred A-4 Shares, the Preferred A-3 Shares, the Preferred A-2 Shares, the Preferred A-1 Shares, the Preferred B Shares and together with the Preferred C Shares (the “Preferred Shares”), and 79,176,826 Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares” and together with the Preferred Shares the “Shares”).
5.2    Subject to the provisions more fully set forth herein, the Ordinary Shares shall confer upon the holders thereof, the right to receive notices of Shareholders meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and stock dividends and (in accordance with Article 71) to participate in distribution of surplus assets and funds in liquidation of the Company. The Preferred Shares shall confer upon the holders thereof all rights conferred upon the holders of Ordinary Shares in the Company, and, in addition, the rights, preferences and privileges granted to the Preferred Shares in these Articles and under applicable Law.
6.    INCREASE OF SHARE CAPITAL.
6.1    Subject to the provisions of these Articles, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.
6.2    Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.
7.    SPECIAL RIGHTS; MODIFICATIONS OF RIGHTS.
Subject to the provisions of these Articles and the Companies Law, including Article 38, the Company may, from time to time, by resolution of its shareholders, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.
7.1    If at any time, the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles or required under the Companies Law, may be modified or abrogated by the Company by a resolution passed at a General Meeting of the Shareholders. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by and subject to the provisions of these Articles, all Shareholders of the Company shall vote together as a single class on any matter presented to the Shareholders and all matters shall require the approval by the holders of a majority of the voting power of the Company represented at the meeting of all Shareholders of all classes voting together as a single class, on an as-converted basis, including, without limitation, any amendment to these Articles, any issuance of New Securities of the Company, or any transaction under Sections 314–327, 341, 342, 350 or 351 of the Israeli Companies Law.
7.2    Subject to the provisions of these Articles the enlargement of an existing class of shares, or the issuance of additional shares thereof, or issuance of shares of a class ranking pari passu with such class or of a superior class shall not be deemed, for purposes of this Article 7, to modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

7.3    The determination of classes of Shares shall be according to the rights attached to the Shares, rather than according to the economic interests associated with the fact that a certain Shareholder may hold more than one class of Shares. Therefore, any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of Shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon and no holder of a particular class shall be banned from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of Shares of the Company, irrespective of any conflicting interests that may exist between such different classes of Shares. For the avoidance of doubt, unless otherwise provided by these Articles or required under the Companies Law, the Junior Preferred Shares (i.e. all series thereof taken together and not each series individually) shall be deemed a separate class of Shares.
8.    CONSOLIDATION, SUBDIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL
8.1    The Company may, by Shareholders’ resolution and in accordance with and subject to these Articles and Companies Law, from time to time:
8.1.1    consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;
8.1.2    subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares, provided that the holders of all such shares that are being subdivided shall be treated in the same manner in any such subdivision;
8.1.3    cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any Person, and diminish the amount of its share capital by the amount of the shares so canceled, or
8.1.4    reduce its authorized share capital in any manner.
8.2    With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto by one or more of the following actions:
8.2.1    determining, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;
8.2.2    allotting, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;
8.2.3    redeeming, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings for the fair market value thereof; or

8.2.4    rounding such fractional shares up or down to the nearest whole number.
SHARES
9.    ISSUANCE OF SHARE CERTIFICATES; REPLACEMENT OF LOST CERTIFICATES.
9.1    Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other Person or Persons authorized thereto by the Board of Directors. Each share certificate shall bear the following legend upon its face:
“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS SET FORTH IN THE ARTICLES OF ASSOCIATION OF THE COMPANY. COPIES OF THE ARTICLES OF ASSOCIATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY.”
9.2    Each Shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.
9.3    A share certificate registered in the names of two or more Persons shall be delivered to the Person first named in the Registrar of Shareholders in respect of such co-ownership.
9.4    If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.
10.    REGISTERED HOLDER.
Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other Person. A Shareholder who holds shares in trust for a beneficiary shall inform the Company of such trust, and such Shareholder shall be registered in the Shareholders’ Register under notice regarding such trust and setting forth the identity of the beneficiary; for all purposes herein, the trustee shall be regarded as a Shareholder.
11.    ALLOTMENT OF SHARES.
Subject to the provisions of these Articles, the shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such Persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 13.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any Person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

12.    PAYMENT IN INSTALLMENTS.
If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the Person(s) entitled thereto.
13.    CALLS ON SHARES.
13.1    The Board of Directors may, from time to time, make such calls as it may think fit upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the Person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such Person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.
13.2    Notice of any call shall be given in writing to the Shareholder(s) in question not less than 14 days prior to the time of payment, specifying the time and place of payment, and designating the Person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such Person and/or place. In the event of a call payable in installments, only one notice thereof need be given.
13.3    If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.
13.4    The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.
13.5    Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.
13.6    Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.
14.    PREPAYMENT.
With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

15.    FORFEITURE AND SURRENDER.
15.1    If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.
15.2    Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than 14 days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.
15.3    Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.
15.4    The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.
15.5    Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.
15.6    Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.
15.7    The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.7.
16.    LIEN.
16.1    Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other Person), and upon the proceeds of the sale thereof, for the call(s) on shares made by the Board of Directors, in respect of unpaid sums relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.
16.2    The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within 14 days after written notice of the intention to sell shall have been served on such Shareholder, his executors or administrators.
16.3    The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the Shareholder, his executors, administrators or assigns.
17.    SALE AFTER FORFEITURE OR SURRENDER OR IN ENFORCEMENT OF LIEN.
Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some Person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any Person, and the remedy of any Person aggrieved by the sale shall be in damages only and against the Company exclusively.
18.    REDEEMABLE SHARES.
The Company may, subject to applicable law and the provisions of these Articles , issue redeemable shares and redeem the same.
TRANSFER OF SHARES
19.    PREEMPTIVE RIGHTS.
At any time prior to the consummation of an IPO, if the Company proposes to issue or sell any New Securities, it shall, before such issuance, offer to each Eligible Holder the right to purchase its pro rata share (calculated on an outstanding as-converted basis) or any lesser portion of the New Securities (the “Preemptive Rights') subject to the following provisions:
19.1    The Company shall give each Eligible Holder written notice of its intention, describing the type of New Securities, their price, the amount of New Securities that each Eligible Holder is entitled to purchase pursuant to this Article 19, the general terms upon which the Company proposes to issue the same and the identity of the potential purchaser (the “Preemptive Rights Notice'). Each of the Eligible Holders will be entitled (but not obligated) to purchase, by giving notice to the Company within 14 days after receipt of the Preemptive Rights Notice (the “Preemptive Rights Period”), all or part of the portion of the New Securities to which the Eligible Holder was entitled, and all or any part of the portion to which the other Eligible Holders who have not exercised their rights hereunder are entitled (the “Over Allotment Right”), at the same price and on the same terms as such New Securities are proposed to be offered by the Company (a “Preemptive Rights Response”). If the Eligible Holders who elect to purchase their full pro rata shares also elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Eligible Holders in accordance with their respective pro rata share amongst the Eligible Holders exercising their overallotment right hereunder, provided however that no Eligible Holder shall be obligated to purchase more New Securities than the number of New Securities set forth in its Preemptive Rights Response.
19.2    In the event the Eligible Holders fail to exercise fully the Preemptive Rights within the 14 day period set forth in Article 19.1, the Company shall be allowed, during the 90 days thereafter, to sell to the potential purchaser described in the Preemptive Rights Notice the remainder of the New Securities with respect to which the Eligible Holders’ Preemptive Rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's Preemptive Rights Notice to the Eligible Holders. In the event the Company has not sold the New Securities within such 90 day period, the Company shall not issue or sell any New Securities without first complying with the provisions of this Article 19.
19.3    An Eligible Holder’s pro rata share, for purpose of this Article 19, is the ratio of the number of (i) outstanding Shares owned by such Eligible Holder immediately prior to the issuance of the New Securities to (ii) the total number of Shares held by all Eligible Holders immediately prior to the issuance of the New Securities (treating, for purposes of this Article 19, all Preferred Shares on a fully-converted basis).
19.4    Each Eligible Holder shall be entitled to waive its Preemptive Rights or assign its Preemptive Rights to any Permitted Transferee. In addition, the Over Allotment Rights may by waived by the written consent of the Requisite Majority. Any Eligible Holder who fails to send the Company a Preemptive Rights Response prior to the lapse of the Preemptive Rights Period shall be deemed to have declined to exercise its Preemptive Right hereunder with respect to that particular offering of New Securities.
19.5    The provisions of Section 290 of the Companies Law shall not apply to the Company.
20.    BOARD APPROVAL AND GENERAL REQUIREMENTS FOR TRANSFER
20.1    Notwithstanding anything herein to the contrary, prior to an IPO, no Transfer may be made to a competitor of the Company, unless approved by the Board of Directors.

20.2    No transfer of shares in the Company, and no assignment of an option to acquire shares from the Company, shall be effective, unless the transfer or assignment is made in accordance with the provisions of these Articles concerning transfers of the Company’s shares. No transfer of shares shall be registered unless a proper instrument of transfer, in such form as approved by the Board from time to time, executed by both the transferor and transferee, has been submitted to the Company, together with any share certificate(s) issued in respect of such shares and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the Shareholders’ Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a reasonable fee for the registration of a transfer.
20.3    A share may be transferred in whole only, and not in part; however, if a share(s) has joint owners, any of the joint owners may transfer his rights in the share(s).
20.4    All share transfer deeds will be delivered to the Company at its registered office. A share transfer deed which is recorded in the Shareholders’ Register will remain with the Company, and any share transfer deed which the Board refuses or declines to approve will be returned, upon demand, to whomever delivered it to the Company, together with the share certificate, if delivered.
20.5    No Shareholder shall make any disposition of shares of the Company which disposition is in violation of applicable law, including without limitation applicable securities statutes.
20.6    The Shareholders’ Register shall be closed for a period of 14 (fourteen) days immediately preceding the Annual General Meeting of the Company and at other dates and for such other periods as determined by the Board from time to time, provided, however, that the Shareholders’ Register shall not be closed for a total of more than 14 (fourteen) days in any calendar month.
20A    Without limitation of any of the other provisions of these Articles, unless otherwise determined by the Board, any Transfer of Shares to any Person (other than a Transfer to Permitted Transferee) may be effected only if the amount of shares Transferred to each single transferee (even if such single transferee is an Affiliate of another transferee in such Transfer) constitutes at least one and one-half percent (1.5% ) of the total issued and outstanding share capital of the Company on a Fully Diluted Basis, after giving effect to the conversion and exercise of all outstanding securities, options and other rights to acquire shares of the Company (the “Minimum Percent”), provided that in the event that a number of Shareholders effect a Transfer of Shares to a single transferee simultaneously as part of the same transaction on the same terms and conditions (as shall be determined in good faith by the Board), then for the purposes of the Minimum Percent, all Shares so Transferred may be aggregated.
21.    The Company shall make appropriate notation in its share transfer records of the restrictions on Transfers or assignment of options provided for herein.
22.    RIGHT OF FIRST REFUSAL.
22.1    If at any time prior to the consummation of an IPO, any Shareholder (the “Offeror”) proposes to Transfer Shares to one or more third parties, other than to a Permitted Transferee, pursuant to a good faith understanding with such third parties, then the Offeror shall give the Company and each Eligible Holder written notice of such Offeror’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Shares to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Offeror has received an offer to purchase the Offered Shares from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer of the Offered Shares is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer, should such exist, provided that the prospective transferee has allowed such disclosure.
22.2    Subject to the limitations of any applicable law, each Eligible Holder shall have an option for a period of 14 days from receipt of the Transfer Notice (the “ROFR Election Period”) to elect to purchase all or any portion of his, her or its pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. If an Eligible Holder does not respond within the ROFR Election Period in the manner prescribed herein prior to the lapse of the ROFR Election Period, such Eligible Holder shall be deemed to have declined to exercise its right to purchase any of the Offered Shares.
22.3    Subject to Article 22.4, each Eligible Holder may exercise its option set forth in Article 22.2 and, thereby, purchase all or any portion of his, her or its pro rata share (with any overallotments as provided below) of the Offered Shares, by notifying the Offeror and the Company in writing, before expiration of the ROFR Election Period as to the number of such Offered Shares which it wishes to purchase (including the exercise of its overallotment rights as set forth below) (the “ROFR Response”). For purposes of this Article 22, each Eligible Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by such Eligible Holder on the date of the Transfer Notice shall be the numerator and the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) held by all Eligible Holders on the date of the Transfer Notice shall be the denominator. Each Eligible Holder shall have a right of overallotment such that, if any other Eligible Holder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating Eligible Holders may exercise an additional right to purchase, on a pro rata basis, the remaining Offered Shares.
22.4    If the Eligible Holders who elect to purchase their full pro rata share of the Offered Shares also elect to purchase in the aggregate more than 100% of the Offered Shares, such Offered Shares shall be sold to such Eligible Holders in accordance with their respective pro rata share amongst the Eligible Holders exercising their overallotment right hereunder, provided however that no Eligible Holder shall be obligated to purchase more Offered Shares than the number of Offered Shares set forth in its ROFR Response.
22.5    If an Eligible Holder gives the Offeror notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, any overallotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than 20 days after the expiration of the ROFR Election Period, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Article 22.7.
22.6    Notwithstanding anything else herein to the contrary, if the notices received within the ROFR Election Period (including overallotment) provide in the aggregate for the acceptance of the offer with respect to fewer than the total number of Offered Shares, then the Offeror may freely Transfer all the Offered Shares to the prospective transferee identified in the Transfer Notice (namely, the Eligible Holders shall not be entitled to exercise their right under this Article 22), at the same price and on the same terms and conditions as specified in the Transfer Notice, within 60 days from the earlier of: (i) the expiration of the ROFR Election Period, or (ii) the actual date upon which all the Eligible Holders shall have given notice that they decline the offer to purchase the Offered Shares.
22.7    If the consideration proposed to be paid for the Offered Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and set forth in the Transfer Notice. If any Eligible Holder cannot for any reason pay for the Offered Shares in the same form of non-cash consideration, then such Eligible Holder may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and set forth in the Transfer Notice.
22.8    Each Eligible Holder shall be entitled to waive its rights of first refusal pursuant to this Article 22 and its right of co-sale pursuant to Article 23 below.
22.9    The right of first refusal under this Article 22 will not apply to Transfers of shares of the Company by Offerors (i) to their respective Permitted Transferees, (ii) in a Deemed Liquidation Event, or (iii) in a transaction effected in accordance with Article 23.4 below.
22.10    Each Eligible Holder shall be entitled to assign its rights of first refusal pursuant to this Article 22 and its right of co-sale pursuant to Article 23 below to any Permitted Transferee.
22.11    The provisions of this Article 22 shall also apply to the sale of shares by a receiver, liquidator, trustee in bankruptcy, administrator of an estate, executor of a will, etc.; provided however that in the case of death, incapacity, bankruptcy or insolvency of a shareholder, the shareholder concerned shall be deemed to have offered its shares to the Eligible Holders on the business day preceding the happening of the relevant event, at the fair market value of the shares as determined in good faith by the Company's Board of Directors, provided that:
(a)    the ROFR Election Period for commencement of the Offer shall commence on the business day after the auditors have notified the Eligible Holders of the fair market value of the shares;
(b)    the receiver, liquidator, trustee, administrator or executor of such shareholder shall sign all documents and do all things necessary to give effect to this Article 22 and in default thereof, hereby appoints the Company or any Director of the Company as its attorney and agent in its name, place and stead to do all such things and sign all such documents on its behalf.
23.    RIGHT OF CO-SALE.

23.1    To the extent the Eligible Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Article 22, and subject to the provisions of Article 38 below, in the event that prior to an IPO, Shareholders of the Company, holding at least 50% of the Company's then issued share capital, desire to Transfer all or some of their Shares in the Company to any purchaser, then each Eligible Holder which notifies the Offeror in writing within seven days after the expiration of the ROFR Election Period (each, a “Selling Holder”), shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder’s notice to the Offeror shall indicate the number of Shares the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Selling Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Offeror may sell in the Transfer shall be correspondingly reduced.
23.2    Each Selling Holder may sell all or any part of that number of Shares equal to the product of (a) the aggregate number of Offered Shares covered by the Transfer Notice which have not been subscribed for and purchased pursuant to Article 22 multiplied by (b) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by the Offeror and all of the Selling Holders on the date of the Transfer Notice.
23.3    Each Selling Holder shall effect its participation in the sale by promptly delivering to the Offeror for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:
23.3.1    the type and number of shares of Shares which such Selling Holder elects to sell; or
23.3.2    that number of Shares which are at such time convertible into the number of Ordinary Shares which such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Shares that are not Ordinary Shares in lieu of Ordinary Shares, such Selling Holder shall convert such Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Article 23. The Company agrees to make any such conversion concurrent with and conditioned upon the actual transfer of such shares to the purchaser.
23.4    The share certificate or certificates that the Selling Holder delivers to the Offeror pursuant to Article 23.3 shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Offeror shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Offeror shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Offeror shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

24.    BRING ALONG RIGHTS; OTHER SALES.
Subject to the provisions of Article 38 below, in the event that prior to an IPO, Shareholders of the Company, holding at least the Relevant Percentage of the Company’s then issued share capital (in this Article, the “Proposing Holders” or the “Approval Threshold”, as applicable), excluding the holder of control in the Person offering to purchase the shares, or anyone on behalf of such holder of control or of such Person, their relatives and or entities under their control, desire to approve a Deemed Liquidation Event (in this Article, the “Applicable Liquidation Event”), all other Shareholders (the “Non-Proposing Holders”) and each Proposing Holder (and collectively with the Non-Proposing Holders, the “Holders” and each a “Holder”) shall:
(i)    at every meeting of the Shareholders called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Shareholders with respect to any of the following, notwithstanding any no sale right, first refusal rights or other rights to which such Shareholder may be entitled or by which it may be bound, vote all shares of the Company that such Holders then hold or for which such Holders otherwise then have voting power (collectively, for the purposes of this Article, the “Transferred Shares”): (A) in favor of approval of the Applicable Liquidation Event and any matter that could reasonably be expected to facilitate the Applicable Liquidation Event, and (B) against any proposal for any sales of Shares or sale of assets (other than the Applicable Liquidation Event) between the Company and any person or entity other than the party or parties to the Applicable Liquidation Event or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to the Applicable Liquidation Event or which could result in any of the conditions to the Company's obligations under such agreement(s) not being fulfilled;
(ii)    if the Applicable Liquidation Event is structured as a sale of shares (a “Bring Along Sale Event”), each Holder shall, notwithstanding any no sale right, first refusal rights or other rights to which such Holder may be entitled or by which it may bound, agree to sell all of the Transferred Shares and rights to acquire shares of the Company held by such Holder on the terms and conditions approved by the Proposing Holders;
(iii)    each Holder shall take all necessary actions in connection with the consummation of the Applicable Liquidation Event as reasonably requested by the Company or the Proposing Holders and shall, if requested by the Proposing Holders, promptly execute and deliver any agreements prepared in connection with such Applicable Liquidation Event; and
(iv)    the proceeds resulting from the Applicable Liquidation Event shall be distributed among the Shareholders in accordance with the provisions of Article 70.
24.1    The requirements of this Article 24 with respect to acceptance by the Shareholders of an offer to sell all of their shares to a third party hereby apply also for the purposes of Section 341 of the Companies Law so as to constitute the sufficient shareholding requirement thereunder, such that no further consent of any other Shareholders shall be required for the purposes of Section 341 of the Companies Law. No Holder will be entitled to request the Company or any other party to the Bring Along Sale Event (e.g. the purchaser) to rely on Section 341 of the Companies Law and to oppose the execution of the transaction documents pertaining to the Bring Along Sale Event. Notwithstanding the provisions of Section 341 of the Companies Law, the threshold set forth in Section 341 of the Companies Law shall mean the Approval Threshold. For purpose of Section 341 of the Companies Law, the Shareholders acknowledge that the application of the distribution preference provisions set forth in Article 70 shall not be deemed to mean that the Shareholders are offered different treatment or terms in the Bring Along Sale Event.
24.2    In the event that the Approval Threshold is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of Shares by the Holders, other than pursuant to the Applicable Liquidation Event, shall be absolutely prohibited. In the event that a Shareholder is required and fails to surrender its share certificate in connection with the consummation of the Applicable Liquidation Event, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the person making the offer for the Applicable Liquidation Event, and the Board of Directors shall be authorized to empower any two of its members to establish an escrow account, for the benefit of the Shareholder, into which the consideration for such Shares represented by the cancelled share certificate shall be deposited, to appoint a trustee to administer such account and to execute all additional transaction documents or effect all requisite actions as determined by the Board to accomplish the purposes of this Article 24. Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board of Directors as set forth above are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board of Directors has exercised such powers.
24.3    Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, the approval of an Applicable Liquidation Event, or any transaction consummated pursuant to Section 341 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class.
24.4    Notwithstanding the foregoing, a Holder will not be required to comply with this Article 24 in connection with any proposed Applicable Liquidation Event of the Company, unless:
24.4.1    any representations and warranties to be made by such Holder in connection with the proposed transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such Holder’s Transferred Shares, including representations and warranties that (i) the Holder holds all right, title and interest in and to the Transferred Shares such Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

24.4.2    the Holder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the proposed sale, other than the Company;
24.4.3    the liability, including for indemnification, if any, of such Holder in the proposed sale and for the inaccuracy of any representations and warranties made by the Company in connection with such proposed sale, is several and not joint with any other Person (other than pursuant to an indemnification escrow with respect to representations, warranties, covenants and other liabilities of the Company), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such proposed sale (in accordance with the provisions of the Articles), other than in the event of fraud or intentional misconduct on the part of such Holder;
24.4.4    liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such proposed sale in accordance with the provisions of these Articles) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholders in connection with such proposed sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;
24.4.5    upon the consummation of the proposed sale, (i) each holder of each class or series of Shares will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Shares will receive the same amount of consideration per share of such series of Preferred Shares as is received by other holders in respect of their Preferred Shares of such same series, (iii) each holder of Ordinary Shares will receive the same amount of consideration per share of Ordinary Shares as is received by other holders in respect of their Ordinary Shares subject to possible holdbacks of employees, and (iv) the aggregate consideration receivable by all holders of the Preferred Shares and Ordinary Shares shall be allocated among the holders of Preferred Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Shares and the holders of Ordinary Shares are entitled in a Deemed Liquidation Event in accordance with these Articles in effect immediately prior to the proposed sale; and
24.4.6    such Holder and/or its Affiliates shall not be required to provide any non-competition covenant in connection with the consummation of the Applicable Liquidation Event.
24.5    The provisions of this Article 24 shall be subject to Article 26. For the avoidance of doubt, Article 22 and Article 23 shall not apply to an Applicable Liquidation Event.
25.    [DELETED]
26.    STRATEGIC STAND-STILL.

Except in connection with a Deemed Liquidation Event, until an IPO, the Company shall not issue, and no Shareholder shall Transfer, any Shares or other securities of the Company or grant any right with respect to such Shares or other securities (any such action, a “Grant”), to a strategic investor, deemed as such by the majority of the Board of Directors (excluding the votes of directors appointed by such strategic investor or the Shareholders purporting to effect such Grant, if any) (including to its affiliates and/or other parties acting in concert with it; the “Strategic Acquirers”) if following such Grant, the Strategic Acquirers will hold (beneficially or of record) or have the right to acquire or the right to vote or direct the vote of, Shares or other securities of the Company which constitute, or are convertible into, in the aggregate, more than twenty percent (20%) of the Company’s issued share capital, unless the Requisite Majority have provided their prior written consent to such Grant (excluding the votes of such Strategic Acquirer(s) or the Shareholders purporting to effect such Grant, if any) (the “Written Consent”), and then, only on the terms and conditions set forth in the Written Consent. The Written Consent shall be required also for any additional Grant to a Strategic Acquirer which has already received a Written Consent with respect to a prior Grant. The provisions of this Article 26 shall not apply to any Grants to NNV, Alliance or any of their respective affiliates.
27.    SUSPENSION OF REGISTRATION.
The Board of Directors may suspend the registration of transfers during the 14 days immediately preceding the Annual General Meeting.
TRANSMISSION OF SHARES
28.    DECEDENT’S SHARES.
28.1    In case of a share registered in the names of two or more holders, the Company shall recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 28.2 have been effectively invoked.
28.2    Any Person becoming entitled to a share in consequence of the death of any Person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a Shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.
29.    RECEIVERS AND LIQUIDATORS.
29.1    The Company may recognize the receiver or liquidator of any corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.
29.2    The receiver or liquidator of a corporate Shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.
GENERAL MEETINGS
30.    ANNUAL GENERAL MEETING.

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than 15 months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.
31.    EXTRAORDINARY GENERAL MEETINGS.
All General Meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.
32.    NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE; RECORD DATE.
32.1    Not less than seven (7) days’ prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.
32.2    The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice sent to such Shareholder shall not invalidate the proceedings at such meeting.
32.3    Unless otherwise specified in these Articles, the Board of Directors shall specify a record date for determining the identity of the Shareholders entitled to receive notices of Shareholders meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.
PROCEEDINGS AT GENERAL MEETINGS
33.    QUORUM.
33.1    Shareholder(s) (not in default in payment of any sum referred to in Article 40.1 hereof), present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholders participating in such General Meeting, or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.
33.2    Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.
33.3    If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the

Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.
34.    CHAIRMAN.
The Shareholders present shall choose someone of their number to be Chairman of the General Meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or such proxy).
35.    ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.
35.1    Subject to the provisions of these Articles (including Article 38), a resolution of the Shareholders shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.
35.2    Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.
35.3    A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.
36.    RESOLUTIONS IN WRITING.
A resolution in writing signed by all of the Shareholders then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) or their oral consent by telephone or otherwise (provided that a written summary thereof has been approved and signed by the Chairman), shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.
37.    POWER TO ADJOURN.
37.1    The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.
37.2    It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than 21 days, in which event notice thereof shall be given in the manner required for the meeting as originally called.
38.    RESTRICTIVE PROVISIONS
38.1    Notwithstanding anything else herein to the contrary and in addition to any class votes required by applicable law, neither the Company nor any subsidiary of the Company shall take any action or adopt any resolution (including by way of amendment, merger, consolidation or otherwise) with regard to the issues set forth below, and no such resolution shall have any effect, without first obtaining the written approval of the Requisite Majority: (i) material changes in the nature of the Company’s business, (ii) the authorization or issuance of any share capital, or other rights or securities convertible into or exchangeable for share capital, with rights superior to the rights of the Preferred C Shares, (iii) a Deemed Liquidation Event, (iv) an amendment of the articles of association of the Company that has an adverse effect on the holders of Preferred B Shares of the Company (except for an amendment that affects in a similar manner all holders of Preferred Shares), (v) increase in the number of the Company’s Directors above seven (7) and (vi) any transaction with any interested party (except for employment agreements approved in compliance with the law and the restrictive provisions otherwise set forth herein). Notwithstanding anything else herein to the contrary, with respect to approval of an action or resolution subject to clause (iv) of this Article 38.1, the approval required under the preceding sentence must include the affirmative vote or written consent of Viola as long as Viola holds at least 3% of the issued and outstanding share capital of the Company.
38.2    Notwithstanding anything else herein to the contrary, as long as Viola holds at least 3% of the issued and outstanding share capital of the Company, a Deemed Liquidation Event reflecting a Company valuation of less than $650 million shall require the consent of holders of a majority of the Preferred B Shares.
38.3    The requirements for the above consents or affirmative votes on the issues referred to in Article 38 shall apply, to the extent permitted under applicable law, to actions or decisions taken by controlled subsidiaries of the Company and appropriate provisions shall be included in the Articles and other charter documents of each such controlled subsidiary.
38.4    Any specific right granted to Viola, Alliance, NNV or ION by name under these Articles may not be amended save with the prior written consent thereof.
38.5    Notwithstanding anything else herein to the contrary, any direct amendment, modification or abrogation to the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Junior Preferred which (A) adversely changes such rights, preferences, privileges or powers and does not apply in the same manner to the other classes of shares of the Company, or (B) which improve the rights of the other classes or shares of the Company without improving in the same manner the rights of the

Junior Preferred, shall require the consent of the holders of at least a majority of the issued and outstanding shares of the Junior Preferred.
38.6    Notwithstanding anything else herein to the contrary, any (i) waiver amendment, modification or abrogation to the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred B Shares which (A) adversely changes such rights, preferences, privileges or powers, or (B) which improve the rights, preferences, privileges or powers of the other classes or series of shares of the Company without improving in the same manner the rights, preferences, privileges or powers of the Preferred B Shares; (ii) an increase of the number of authorized Preferred B Shares or the issuance of additional Preferred B Shares; and (iii) a waiver of the treatment of a transaction as a “Deemed Liquidation Event” shall require (and the Company shall not take or approve any such action (including by way of merger, consolidation or otherwise) without) the consent of the holders of at least a majority of the issued and outstanding Preferred B Shares. The authorization or issuance, as part of a bona fide financing round of the Company, of any share capital (other than Preferred B Shares), or other rights or securities convertible into or exchangeable for share capital (other than into or for Preferred B Shares), with rights superior to the rights of the Preferred B Shares shall not be deemed, in and of itself, for purposes of this Article 38, an adverse change to the rights of the Preferred B Shares.
38.7    Notwithstanding anything else herein to the contrary, (i) any waiver, amendment, modification or abrogation to the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred C Shares which (A) adversely changes such rights, preferences, privileges or powers, or (B) which improve the rights, preferences, privileges or powers of, the other classes or series of shares of the Company without improving in the same manner the rights, preferences, privileges or powers of the Preferred C Shares; (ii) an increase of the number of authorized Preferred C Shares or the issuance of additional Preferred C Shares other than pursuant to the Series C Financing; and (iii) a waiver of the treatment of a transaction as a “Deemed Liquidation Event” shall require (and the Company shall not take or approve any such action (including by way of merger, consolidation or otherwise) without) the consent of the holders of at least a majority of the issued and outstanding Preferred C Shares (the “Preferred C Majority”). The authorization or issuance, as part of a bona fide financing round of the Company, of any share capital (other than Preferred C Shares), or other rights or securities convertible into or exchangeable for share capital (other than into or for Preferred C Shares), with rights superior to the rights of the Preferred C Shares shall not be deemed, in and of itself, for purposes of this Article 38, an adverse change to the rights of the Preferred C Shares.
39.    VOTING POWER.
Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means, provided that in the case of a holder of Preferred Shares, such Shareholder shall have one vote for each Ordinary Share into which the Preferred Shares held by it/him of record could be converted at the time such vote takes place. In addition and without limitation to the general voting rights of the Preferred Shares or as otherwise provided in these Articles or required by law, each holder of Preferred Shares shall be entitled to vote, together with the holders of the Ordinary Shares as one class, on all matters submitted to a vote of the Shareholders of the Company.
40.    VOTING RIGHTS.
40.1    No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such Shareholder in respect of his shares in the Company have been paid.
40.2    A company or other corporate body being a Shareholder may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual Shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.
40.3    Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a Shareholder), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 40.2.
40.4    If two or more Persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.
PROXIES
41.    INSTRUMENT OF APPOINTMENT; EFFECT OF DEATH OF APPOINTER OR REVOCATION OF APPOINTMENT.
41.1    The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):
“I, ______________________________ Of _____________________________
    (Name of Shareholder)    (Address of Shareholder)
being a shareholder of _________________________ (the “Company”), hereby appoint(s) ______________________ of ________________________________
    (Name of Proxy)    (Address of Proxy)
As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, 20__, and at any adjournment(s) thereof.
Signed this ___ day of _______________, 20___.
__________________________________________
(Signature of Appointer)”
41.2    The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company

(at its registered office, or at its principal place of business or at such place as the Board of Directors may specify) not less than 48 hours before the time fixed for the meeting at which the Person named in the instrument proposes to vote, or presented to the Chairman at such meeting.
41.3    A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.
42.    CLASS MEETINGS.
The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to any separate general meeting of the holders of the shares of a particular class, provided however, that the requisite quorum at such separate general meeting shall be Shareholder(s) present in person or proxy holding shares conferring in the aggregate at least a majority of the voting power of the shares of such class, on an as converted basis.
BOARD OF DIRECTORS
43.    POWER OF BOARD OF DIRECTORS.
43.1    In General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in a General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority and powers conferred on the Board of Directors by this Article 43.1 shall be subject to the provisions of the Companies Law, these Articles (including Article 38) and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.
43.2    Borrowing Power. Subject to these Articles (including Articles 38 and 44.2), the Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

43.3    Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.
44.    EXERCISE OF POWERS OF DIRECTORS; WRITTEN RESOLUTION.
44.1    A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.
44.2    Subject to the provisions of Article 38 (to the extent applicable), a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the members of the Board of Directors present when such resolution is put to a vote and voting thereon. The office of Chairman of the Board of Director shall not, by itself, entitle the holder thereof to a second or a casting vote. Notwithstanding anything else herein to the contrary, with respect to an action or resolution with regard to the issues set forth below, no such resolution shall have any effect, without first obtaining the affirmative vote of the majority of the directors then in office, which must include the affirmative vote or written consent of two of the NNV Director, the Alliance Director, the Viola Director or the ION Director (in the event that one of such directors ceases to be a member of the Company's Board of Directors, the vote or consent of two of the other three directors shall be required and in the event that two of such directors ceases to be members of the Company's Board of Directors, the vote or consent of one of the other two directors shall be required and if three of such directors cease to be members of the Company's Board of Directors, this sentence shall no longer be applicable): (i) a pledge or grant of any security interest in all or substantially all of the Company's assets; (ii) redemption or repurchase of any securities of the Company (other than pursuant to employee benefit plans approved by the Board of Directors and other securities subject to vesting that were cancelled or which expired prior to the completion of vesting). To the extent that the foregoing actions or resolutions in (i) or (ii) require shareholder approval, the provisions of Article 38.1 shall apply thereto.
44.3    The foregoing requirements shall apply, to the extent permitted under applicable law, to actions or decisions taken by controlled subsidiaries of the Company and appropriate provisions shall be included in the Articles and other charter documents of each such controlled subsidiary.
44.4    The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the chairman of the Board of Directors) have given their written consent not to convene a meeting on such matters. Minutes of such resolutions, including a resolution not to convene a meeting, shall be signed by the chairman of the Board of Directors.

45.    DELEGATION OF POWERS; COMMITTEES.
45.1    The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of two or more members, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee of the Board of Directors shall be governed, with the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee of the Board of Directors shall not be empowered to further delegate powers. The ION Director (as defined below) shall have the right to be appointed to any Committee of the Board of Directors so long as ION holds at least 2% of the voting rights of the Company.
45.2    The Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.
45.3    The Board of Directors may from time to time, by power of attorney or otherwise, appoint any Person to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.
46.    COMPOSITION OF THE BOARD; APPOINTMENT AND REMOVAL OF DIRECTORS.
46.1    Until an IPO, the Board of Directors shall consist of up to seven (7) members. The members of the Board shall be appointed, removed and replaced, and shall have voting rights, as follows:
46.1.1    The Founder shall serve as a member of the Board of Directors, for as long as he holds at least 2% of the voting rights of the Company (the “Founder Director”). In the event that the Founder ceases to hold at least 2% of the voting rights of the Company, he may be removed as a Director and replaced by the unanimous vote of all the other members of the Board then in office.
46.1.2    One member of the Board shall initially be Gigi Levy (the “Ordinary Share Director”). The Ordinary Share Director may be appointed, removed and replaced by the unanimous vote of all the members of the Board then in office excluding the Founder.

46.1.3    One member of the Board (the “Alliance Director”) shall be appointed, removed and replaced by Alliance so long as Alliance holds at least 5% of the voting rights of the Company.
46.1.4    One member of the Board (the “NNV Director”) shall be appointed, removed and replaced by NNV so long as NNV holds at least 5% of the voting rights of the Company.
46.1.5    One member of the Board (the “Viola Director”) shall be appointed, removed and replaced by Viola so long as Viola holds at least 3% of the voting rights of the Company.
46.1.6    One member of the Board (the “ION Director” and together with the Viola Director, the Alliance Director and the NNV Director, the “Investor Directors”) shall be appointed, removed and replaced by ION (including through and at and immediately following the IPO) so long as ION holds at least 2% of the voting rights of the Company.
46.1.7    One member of the Board shall be appointed, removed and replaced by the vote of a majority of the members of the Board then in office excluding the Founder.
46.2    For as long as NNV has the right to appoint a Director to the Board, it may also appoint, subject to signing a confidentiality agreement (containing terms that are reasonable and customary for agreements of that nature) in a form provided by the Company, a representative of NNV (the “Representative”) to attend all meetings of the Board of Directors, in a nonvoting observer capacity and, in this respect, the Company shall, concurrently with delivery to the Board of Directors, give the Representative copies of all notices, minutes, consents and other material that it provides to its Directors; provided, however, that such Representative shall agree in writing to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Board of Directors reserves the right to withhold any information and to exclude such Representative from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or to prevent a material conflict of interest.
46.3    Unless otherwise agreed by the Board of Directors, the Company shall ensure that any of its subsidiary’s board of directors shall consist of the same directors as those appointed to the Board of Directors pursuant to Article 46.1 above.
46.4    Subject to Article 46.1.6 above, the appointment, removal and replacement of Directors shall be effected only by furnishing written notification to the Company signed by the Persons that appointed or designated such Directors and shall become effective on the date fixed in such notice.
46.5    Subject to Article 46.1.6 above, any vacancy caused by the death, removal, resignation (or as otherwise set forth in Article 49) of a Director may only be filled by the Persons that appointed or designated such former Director.
47.    QUALIFICATION OF DIRECTORS.
No Person shall be disqualified as a Director by reason of his not holding shares in the Company.

48.    CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.
In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 48, may temporarily fill any such vacancy, provided, however, that if their number is less than a majority of the number provided for pursuant to Article 46 hereof, they may only act in an emergency, and may call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies, so that at least a majority of the number of Directors provided for pursuant to Article 46 hereof are in office as a result of said meeting.
49.    VACATION OF OFFICE.
49.1    The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he becomes bankrupt, if the Director is a company - upon its winding-up, if he is prevented by applicable law from serving as a Director, or if his directorship expires pursuant to these Articles and/or applicable law.
49.2    The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.
50.    REMUNERATION OF DIRECTORS.
A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law.
51.    CONFLICT OF INTERESTS.
Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.
52.    ALTERNATE DIRECTORS.
52.1    Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever; provided that with respect to the Founder Director, the Alternative Director shall be Mr. Samuel Albin. If the Founder is no longer a Director pursuant to Article 46.1.2, such Alternative Director shall be appointed and replaced by the unanimous vote of all the members of the Board. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.
52.2    Any notice given to the Company pursuant to Article 52.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

52.3    An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.
52.4    Any natural person may act as an Alternate Director. One person may not act as Alternate Director for several directors.
52.5    An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.
52.6    The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 49 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.
PROCEEDINGS OF THE BOARD OF DIRECTORS
53.    MEETINGS.
53.1    The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.
53.2    Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but not less than three (3) days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.
53.3    Any notice with regard to a meeting of the Board as aforesaid, may be given orally or in writing. The time and place at which the meeting will be convened will be specified in the notice in reasonable detail, in addition to the items on the agenda of said meeting. A Director shall be entitled to waive a prior notice requirement. The attendance of a Director at a meeting of the Board shall itself constitute a waiver.
54.    QUORUM.
54.1    Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Audit Committee (if any), and in the absence of such determination - by the Chairman of the Board of Directors).
54.2    If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, one member present in person or represented by an Alternate Director shall constitute a quorum.
55.    CHAIRMAN OF THE BOARD OF DIRECTORS.
The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within 15 minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.
56.    VALIDITY OF ACTS DESPITE DEFECTS.
Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any Person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any Person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.
GENERAL MANAGER
57.    GENERAL MANAGER.
57.1    The Board of Directors may from time to time appoint one or more Persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such Person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Companies Law, and of any contract between any such Person and the Company) fix his or their salaries and other compensation, remove or dismiss him or them from office and appoint another or others in his or their place or places.
57.2    Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

MINUTES
58.    MINUTES.
58.1    Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.
58.2    Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.
DIVIDENDS
59.    DECLARATION OF DIVIDENDS.
Subject to the Companies Law and these Articles, the Board of Directors may from time to time declare and cause the Company to pay, such dividends, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto.
60.    FUNDS AVAILABLE FOR PAYMENT OF DIVIDENDS.
No dividend shall be paid other than out of the profits of the Company.
61.    AMOUNT PAYABLE BY WAY OF DIVIDENDS.
Subject to any rights of holders of Shares with special rights as to dividends, any dividends paid by the Company shall be allocated among the Shareholders in proportion to their respective holdings of Shares, on an as converted basis.
62.    PAYMENT IN SPECIE.
Upon the declaration of a dividend in accordance with Article 59, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.
63.    CAPITALIZATION OF PROFITS, RESERVES, ETC.
Upon the recommendation of the Board of Directors and approval of the Shareholders through a resolution, the Company:
63.1    may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and
63.2    may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.
64.    IMPLEMENTATION OF POWERS UNDER ARTICLES 62 AND 63.
For the purpose of giving full effect to any resolution under Articles 62 and 63, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks fair and expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the Persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the Persons entitled to the dividend or capitalized fund.
65.    DEDUCTIONS FROM DIVIDENDS.
The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.
66.    RETENTION OF DIVIDENDS.
66.1    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.
66.2    The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any Person is, under Articles 28 or 29, entitled to become a Shareholder, or which any Person is, under said Articles, entitled to transfer, until such Person shall become a Shareholder in respect of such share or shall transfer the same.
67.    UNCLAIMED DIVIDENDS.
All unclaimed dividends or other moneys payable in respect of a Share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a Person who would have been entitled thereto had the same not reverted to the Company.

68.    MECHANICS OF PAYMENT.
Any dividend or other moneys payable in cash in respect of a Share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such Person (or, if two or more Persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or to his bank account), or to such Person and at such address as the Person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the Person to whom it is sent, or to such Person as the Person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the Person entitled to the money represented thereby.
69.    RECEIPT FROM A JOINT HOLDER.
If two or more Persons are registered as joint holders of any Share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.
70.    LIQUIDATION PREFERENCES
In the event of a Deemed Liquidation Event, any proceeds (in cash or kind) therefrom available for distribution to the Shareholders (which, with respect to clause (iii) under the definition of Deemed Liquidation Event, shall mean proceeds, net of any liabilities, as determined in good faith by the Board of Directors of the Company) shall be distributed pursuant to the following order of preference:
70.1    First, the holders of the Preferred C Shares shall be entitled to receive on a pro rata and pari passu basis among themselves (based on the number of outstanding Preferred C Shares held thereby), prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other classes of shares or securities by reason of their ownership thereof, a per Preferred C Share distribution equal to the greater of (i) 1.65x of the Original Issue Price for the Preferred C Shares, plus all declared but unpaid dividends (the “Preferred C Preference”), or (ii) the pro rata portion of such Preferred C Share out of all distributable proceeds, assuming a pro rata pari passu distribution (on an as converted basis) of all distributable proceeds to holders of all Shares assuming there are no preferences to any holders of any Shares (including those of the Preferred Shares). In the event that the proceeds available for distribution shall be insufficient to make such per share distributions, all of such proceeds shall be distributed among the holders of the Preferred C Shares in proportion to the full Preferred C Preference such holders would otherwise be entitled to receive as specified above, on a pari-passu basis.
70.2    Second, after payment of the Preferred C Preference in full, the holders of the Preferred B Shares shall be entitled to receive on a pro rata and pari passu basis among themselves, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Junior Preferred Shares and Ordinary Shares by reason of their ownership thereof, a per Preferred B Share distribution equal to the greater of (i) 100% of the Original Issue Price for the Preferred B Shares, plus compounded interest at the annual rate of 8% of the Original Issue Price of such share (as may be adjusted for recapitalization events), as measured from the date on which such share was issued by the Company to the date of such Deemed Liquidation Event, up to maximum aggregate accumulated interest not to exceed 50% of the Original Issue Price for such shares, less the amount of distributions actually received in any prior distribution event or Deemed Liquidation Event plus all declared but unpaid dividends (the “Preferred B Preference”) or (ii) the pro rata portion of such Preferred B Share out of all distributable proceeds, assuming a pro rata pari passu distribution (on an as converted basis) of all distributable proceeds to holders of all Shares assuming there are no preferences to any holders of any Shares (including those of the Preferred Shares). In the event that the proceeds available for distribution shall be insufficient to make such per share distributions, all of such proceeds shall be distributed among the holders of the Preferred B Shares in proportion to the full Preferred B Preference such holders would otherwise be entitled to receive as specified above, on a pari-passu basis.
70.3    Third, after payment of the Preferred C Preference and the Preferred B Preference in full, the holders of the Junior Preferred Shares shall be entitled to receive on a pro rata and pari passu basis among themselves, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares by reason of their ownership thereof, a per Junior Preferred Share distribution equal to the greater of (i) 100% of the Original Issue Price for each such series of Junior Preferred Shares, plus compounded interest at the annual rate of 8% of the Original Issue Price of such Junior Preferred Share (as may be adjusted for recapitalization events), as measured from the date on which such share was issued by the Company to the date of such Deemed Liquidation Event, up to maximum aggregate accumulated interest not to exceed 50% of the Original Issue Price for each such share, less the amount of distributions actually received in any prior distribution event or Deemed Liquidation Event plus all declared but unpaid dividends (the “Junior Preferred Preference” and together with the Preferred B Preference, the “Preferred Preference”) or (ii) the pro rata portion of such Junior Preferred Share out of all distributable proceeds, assuming a pro rata pari passu distribution (on an as converted basis) of all distributable proceeds to holders of all Shares assuming there are no preferences to any holders of any Shares (including those of the Preferred Shares). In the event that the proceeds available for distribution shall be insufficient to make such per share distributions, all of such proceeds shall be distributed among the holders of the Junior Preferred Shares in proportion to the full Junior Preferred Preference such holders would otherwise be entitled to receive as specified above, on a pari-passu basis.
70.4    Fourth, after payment in full of amounts required to be paid to the holders of Preferred C Shares pursuant to Article 70.1, to the holders of Preferred B Shares pursuant to Article 70.2 and to the holders of the Junior Preferred Shares pursuant to Article 70.3, any remaining proceeds, if any, shall be distributed pro rata among the holders of Ordinary Shares in proportion to the number of Ordinary Shares held by each holder.
70.5    In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as mutually determined by the Board of Directors and the holders of a majority of the then outstanding Preferred Shares. Any securities so received shall be valued as follows:
70.5.1    If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 10 trading days immediately prior to the closing;
70.5.2    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 10 trading days immediately prior to the closing; and
70.5.3    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.
70.6    Allocation of Contingent Payments. In the event of a Deemed Liquidation Event, if any portion of the consideration payable or distributable to the Shareholders is payable only upon satisfaction of contingencies or milestones (including under an earn-out or similar arrangements) (the “Additional Consideration”), then (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Shareholders in accordance with Article 70 above as if the Initial Consideration was the only consideration payable or distributable in connection with such Deemed Liquidation Event, and (b) any Additional Consideration which becomes payable or distributable to the Shareholders upon satisfaction of such contingencies or milestones shall be allocated among the Shareholders in accordance with Article 70 above after taking into account the previous allocation of the Initial Consideration (and the previous allocation of any Additional Consideration, if any) as part of the same transaction. For the purposes of this Article 70.6, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification, adjustments or expenses in connection with such Deemed Liquidation Event shall not be deemed to be Additional Consideration and shall constitute part of the Initial Consideration.
70.7    Notwithstanding anything else herein to the contrary, a SPAC Transaction shall not be deemed a Deemed Liquidation Event for purposes of this Article 70 such that there shall be no obligation for the proceeds of any SPAC Transaction to be distributed in accordance with this Article 70.
CONVERSION
71.    The holders of Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):
71.1    Subject to adjustment as specified below, the holders of the Preferred Shares have the right at any time to convert each Preferred Share into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such share by the applicable Conversion Price at the time in effect for such share. The initial conversion price per share of each of the Preferred Shares (the “Conversion Price”) shall be its applicable Original Issue Price, i.e., each Preferred Share may be converted into one Ordinary Share prior to the occurrence of any adjustment, provided, however, that the applicable Conversion Price of each series of the Preferred Shares shall be subject to adjustment as set forth in Article 71.3 below.
71.2    The Preferred Shares shall be automatically converted into Ordinary Shares in accordance with these Articles upon (i) the holder’s option or (ii) (a) with respect to the Preferred C Shares, if the holders of at least a majority of the Preferred C Shares so consent in writing, (b) with respect to the Preferred B Shares, if the holders of at least a majority of the Preferred B Shares so consent in writing and (c) with respect to the Junior Preferred Shares, if the holders of at least 70% of the Junior Preferred Shares calculated together on an as converted basis, so consent in writing. In addition, immediately prior to the consummation of a Qualified IPO, each Preferred Share shall be automatically converted into Ordinary Share(s) in accordance with these Articles, provided, however, that, to the extent relevant, the Conversion Price of the Preferred C Shares will be adjusted (and such conversion of the Preferred C Shares effected) in accordance with Article 71.3.4. In addition, immediately prior to the consummation of an IPO, each Preferred C Share shall be automatically converted into Ordinary Shares in accordance with these Articles, provided however, that (x) all the other series of Preferred Shares convert into Ordinary Shares immediately prior to the consummation of such IPO, and (ii) that, to the extent relevant, the Conversion Price of the Preferred C Shares is adjusted (and such conversion of the Preferred C Shares is effected) in accordance with Article 71.3.4 (any conversion pursuant to this Article 71.2, an “Automatic Conversion”).
71.3    The Conversion Price shall be subject to adjustment in the following cases:
71.3.1    In the event the Company shall at any time change, by subdivision or combination in any manner or by the making of a dividend payable in shares (i.e. bonus shares) or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares, the number of Ordinary Shares then outstanding into a different number of shares, then thereafter the applicable Conversion Price shall be adjusted proportionately such that the number of Ordinary Shares issuable upon the conversion of the Preferred Shares shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Ordinary Shares by reason of such change.
71.3.2    In the event of any capital reorganization, or of any reclassification of the share capital of the Company or in case of the consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the Ordinary Shares), each Preferred Share shall after such capital reorganization, reclassification of share capital, consolidation, merger or sale entitle the holder to receive the kind and number of Ordinary Shares, or of the shares of the corporation resulting from such consolidation or surviving such merger, as the case may be, to which such holder would have been entitled if such holder had held such number of Ordinary Shares issuable upon conversion of such holder's Preferred Shares immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger or sale.
71.3.3    Adjustments to Preferred Shares Conversion Price upon Issuance of New Securities.
(a)    Until an IPO, if the Company issues any New Securities at a price per share lower than the then applicable Conversion Price of a series of Preferred Shares as the case may be, the then applicable Conversion Price for such series of Preferred Shares shall be reduced upon such issuance, for no additional consideration, according to the following

Broad Based Weighted Average Protection formula. “Broad Based Weighted Average Protection” shall mean reducing the Conversion Price of the outstanding Shares of a series of Preferred Shares, as the case may be, to equal the product of multiplying the applicable Conversion Price theretofore in effect by a fraction, the numerator of which shall be (i)(A) the number of Ordinary Shares outstanding immediately prior to such issuance plus (B) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of New Securities issued would purchase at such applicable Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be (ii) (A) the number of Ordinary Shares outstanding immediately prior to such issue plus (B) the number of New Securities so issued; provided however, that, for the purposes of determining the Broad Based Weighted Average Protection, the number of Ordinary Shares outstanding shall be calculated on a Fully Diluted Basis.
(b)    In the case of the issuance of New Securities for cash, the consideration shall be deemed to be the gross amount of cash received by the Company in consideration for such issuance or sale.
(c)    In the case of the issuance of New Securities for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as shall be mutually determined in good faith by the Board and the holders of a majority of the then outstanding Preferred Shares.
(d)    In the case of the issuance of New Securities which are options or warrants (“Warrants”), the maximum number of New Securities deliverable upon exercise of such Warrants (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Warrants, shall be deemed to have been issued at the time of issuance of such Warrants for consideration equal to the consideration (determined in the manner provided in Articles 71.3.3(b) and 71.3.3(c)), if any, received by the Company for such Warrants upon the issuance of such Warrants (excluding any cash received on account of accrued interest or accrued dividends) plus the minimum additional consideration payable to the Company, if any, pursuant to the terms of such Warrants (without taking into account potential anti-dilution adjustments) for the New Securities covered thereby provided, however, that if any Warrants as to which an adjustment to the Conversion Price has been made pursuant to this Article 71.3.3(d) expire without having been exercised, then the Conversion Price shall be readjusted as if such Warrants had not been issued (without any effect, however, on adjustments to the Conversion Price as a result of other events described in this Article or on shares previously converted into Ordinary Shares).

(e)    For purposes of Article 71.3.3, the consideration for any New Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such New Securities are issued or deemed to be issued pursuant to Article 71.3.3(d).
71.3.4    Adjustments to Preferred C Shares Conversion Price upon IPO. Notwithstanding Article 71.3.3 above, in the event that the Company consummates an IPO at an IPO Price lower than the Protected Series C Conversion Price (as defined below, and any such IPO, a “Triggering IPO”), then, if the Preferred C Shares are converted into Ordinary Shares in such IPO pursuant to Article 71.2, each Preferred C Share shall be converted, immediately prior to and conditioned upon the consummation of such Triggering IPO, into such number of Ordinary Shares obtained by multiplying such Preferred C Shares by a conversion ratio equal to the higher of: (x) the quotient obtained by dividing the Protected Series C Conversion Price by the IPO Price, and (y) the quotient obtained by dividing the Original Issue Price of the Preferred C Shares by the then applicable Conversion Price of the Preferred C Shares as determined according to the other provisions of this Article 71.3. “Protected Series C Conversion Price” shall mean the Original Issue Price of the Preferred C Shares plus compounded interest at an annual rate of 8% of the Original Issue Price of the Preferred C Shares, as measured from the date on which such share was issued by the Company (and, in respect of each Adjustment Share, from the date of the Respective Closing) to the date of such IPO, up to a maximum of 1.65x of the Original Issue Price of the Preferred C Shares (the “IPO Adjustment Cap” ), such that the numerator of the ratio set forth in clause (x) above shall in no event exceed the IPO Adjustment Cap. Solely with respect to this Article 71: the term “IPO” shall mean (i) the Company’s initial underwritten public offering of its Ordinary Shares (“Underwritten Offering”), (ii) a SPAC Transaction, (iii) a direct listing on a stock exchange or other trading market involving an offering of equity securities of the Company without an underwriter pursuant to an effective registration statement under the Securities Act, or similar securities laws of another jurisdiction pursuant to which the Company would sell shares itself in addition to, or instead of, facilitating sales by selling shareholders (“Direct Offering”), or (iv) listing on a stock exchange or other trading market without an offering of Ordinary Shares or other equity securities of the Company pursuant to an effective registration statement under the United States Securities Exchange Act of 1934, as amended, or similar securities laws of another jurisdiction (“1934 Listing”); and the term “IPO Price” shall mean: (i) in the case of an Underwritten Offering, the price per share to the public in such offering (taking into account, for the purpose of determining such price per share, any warrants or other equity securities issued together with the Ordinary Shares in such offering); (ii) in the case of a SPAC Transaction, the quotient of the equity valuation of the Company for purposes of determining the exchange ratio for such SPAC Transaction (including the amount of cash to be paid as part of the consideration (whether at closing of such SPAC Transaction or in the future on a contingent or non-contingent basis) divided by the Fully Diluted Basis of the Company immediately prior to the consummation of such SPAC Transaction, provided that the terms of such SPAC Transaction shall provide for a post-closing adjustment for the benefit of the holders of the Ordinary Shares issued upon conversion of the Preferred C Shares in the event that such future or contingent consideration is not paid in full under which the IPO Price shall be recalculated (the “Adjusted IPO Price”) to reflect the amount of such future or contingent consideration which has been paid (and the Company shall issue, for no consideration, to such holders, such number of additional Ordinary Shares that is equal, together with the number of Ordinary Shares into which such Preferred C Shares were converted, to the number of Ordinary Shares which would have been issued to such holders pursuant to this Article 71.3.4 had the IPO Price been equal to the Adjusted IPO Price). For clarity, if the valuation of the Company for the purposes of determining the exchange ratio for the SPAC Transaction shall be determined in the merger or acquisition agreement governing such SPAC Transaction, then such valuation shall be deemed as the equity valuation of the Company for the purposes of this clause (ii); (iii) in the case of a Direct Offering which results in net proceeds to the Company of no less than US$75,000,000, the price per share representing the mid-point of the range specified by the Company in the registration statement for the Direct Offering; and (iv) in the case of (a) a 1934 Listing, or (b) a Direct Offering which does not fall within item (ii) above, the VWAP per Ordinary Share on the first day of trading, provided that if it would not be legally permissible or feasible (including by the U.S. Securities and Exchange Commission (or the equivalent securities commission of another jurisdiction) or the stock exchange) to use VWAP, then as determined by the written consent of the Company and the Preferred C Majority. For the purposes hereof, “VWAP” means, for any date, the daily volume weighted average price per Ordinary Share for such date (or the nearest date) on the stock exchange or other trading market on which the Ordinary Shares or other securities of the Company are then listed or quoted as reported by Bloomberg L.P.
71.4    The Company will not, by amendment of the Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 71 and in taking of all such actions as may be necessary or appropriate in order to protect the voting rights and the conversion rights of the holders of the Preferred Shares against impairment.
71.5    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 71, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the applicable Conversion Price, as the case may be, at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Preferred Share.
72.    All Ordinary Shares as shall be issuable upon the conversion of all outstanding Preferred Shares shall be duly and validly issued and fully paid and nonassessable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the Conversion Rights of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all such Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the Conversion Rights of all such Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite Shareholder approval of any necessary amendment to the Articles.
73.    Upon conversion pursuant to Article 73.1 below, other than an Automatic Conversion, the following provisions shall have effect:
73.1    the conversion shall be effected by notice in writing given to the Company signed by the holder of the Preferred Shares wishing to convert as the case may be and the conversion shall take effect immediately upon the date of delivery of such notice to the Company unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled;
73.2    forthwith after conversion takes effect the holders of the Ordinary Shares resulting from the conversion shall send to the Company, at its principal executive offices, the certificates in respect of their respective holdings of Preferred Shares and the Company shall, as soon as practicable (but no more than three business days) after the conversion and tender of the certificate for the Preferred Shares converted, issue and deliver to such holder or to the nominee or nominees of such holder of Preferred Shares or to the nominee or nominees of such holder, respectively, certificates for the Ordinary Shares resulting from the conversion;
73.3    the Ordinary Shares resulting from the conversion shall rank from date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company.
74.    If, pursuant to conversion, the Company shall be required to issue fractions of Ordinary Shares, fractional shares shall not be issued, and the number of such shares shall be rounded up or down to the nearest whole number.
ACCOUNTS
75.    BOOKS OF ACCOUNT.
The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law, authorized by the Board of Directors or as contemplated by the IRA. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to Shareholders, except as provided for in the IRA.

76.    AUDIT.
At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.
77.    AUDITORS.
The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders through the General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).
BRANCH REGISTERS
78.    BRANCH REGISTERS.
Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.
RIGHTS OF SIGNATURE AND STAMP; NOTICES
79.    RIGHTS OF SIGNATURE AND STAMP; NOTICES.
79.1    The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.
79.2    The Company shall have at least one official stamp.
80.    NOTICES.
80.1    Any written notice or other document shall be served by the Company upon any Shareholder in English and either personally or by facsimile (with receipt confirmed and followed immediately by mailing by prepaid registered mail), e-mail or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Shareholder at his address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by electronic mail or facsimile or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered address. Any such notice or other document (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by mail, shall be deemed to have been served five (5) days after the delivery thereof to the post office;

if sent by airmail, shall be deemed to have been served seven (7) days after the delivery thereof to the post office; and (iii) if sent by electronic mail or facsimile, shall be deemed to have been served on the same Business Day after the time such facsimile (if electronic confirmation was received) or electronic mail (except where a notice is received stating that such email has not been successfully delivered) was transmitted. In proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and delivered at the post office, or sent by email or facsimile, as the case may be. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article.
80.2    All notices to be given to the Shareholders shall, with respect to any share to which Persons are jointly entitled, be given to whichever of such Persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.
80.3    Any Shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.
INSURANCE AND INDEMNITY
81.    INSURANCE
Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”) and the RTP Law), and subject further to Article 85, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:
81.1    a breach of his duty of care to the Company or to another person;
81.2    a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;
81.3    a financial obligation imposed on him in favor of another person.
81.4    any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Officer, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P of the RTP Law).
82.    INDEMNITY
82.1    Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 85, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies

Law, including the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:
82.1.1    a financial liability imposed on such Officer in favor of any Person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court;
82.1.2    reasonable Litigation Expenses (as defined below) expended incurred by an Officer as a result of an investigation or any proceeding instituted against the Officer by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 82 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by an Officer in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided.
82.1.3    reasonable Litigation Expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea.
82.1.4    any other event, occurrence, matter or circumstances under any law with respect to which the Company may, or will be able to, indemnify an Officer, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if applicable, and Section 50P(b)(2) of the RTP Law).
82.2    Subject to the provisions of the Companies Law and to the maximum extent permitted under law (including, the Israeli Securities Law and the RTP Law), and subject further to Article 85, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:
82.2.1    As set forth in Article 82.1.1, provided that:
82.2.1.1. the undertaking to indemnify is limited to such events which the Directors shall deem to be likely to occur in light of the operations of the

Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and
82.2.1.2. the undertaking to indemnify shall set forth such events which the Directors shall deem to be likely to occur in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.
82.2.2    As set forth in Articles 82.1.2 to 82.1.3, and to the extent permitted by law 82.1.4.
83.    RELEASE.
Subject to the provisions of the Companies Law and to the maximum extent permitted under law, and subject further to Article 0, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.
84.    GENERAL.
84.1    Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:
84.1.1    in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or
84.1.2    in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.
84.2    Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under law.
85.    Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 82 to 0 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.
86.    LANGUAGE.
In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the

Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.